Exhibit 99.1

Dynamic Applications Corp. ("Dynamic") (OTC: DYAP) announced today that it is planning to focus its activities in the clean tech industry and is considering various initiatives.

Mr Ori Goore, the appointed director and CEO of Dynamic said that "Dynamic sees that much of the world's attention is dedicated to current global environmental concerns.  It believes that the clean tech industry can play a major role in providing solutions to some of the most acute challenges. By entering the clean tech industry Dynamic intends to contribute to both improving world environmental conditions and creating value for its shareholders".

Dynamic's first move in the clean tech industry is to investigate the market potential for Kenaf. The Kenaf crop, originated in Africa (USDA web site). It is a natural green row material that grows much faster than comparable crops and offers a broad range of environmental advantages, including the extraordinary capacity to absorb and store huge quantities of CO2 – the most abundant global warming gas, thus providing a substantial mean to cope with global warming (MNN web site).

Traditionally, the Kenaf crop has been used for the production of ropes, bags and similar products. However, in recent years a wide range of new applications have emerged, with Kenaf proving to be an excellent source of pulp for paper production (vision paper - web site). According to public sources a growing number of paper related companies wishing to use environmental friendly row materials are shifting to Kenaf.

Kenaf is also used as a green raw material for the bioplastic industry and has been used extensively in the auto industry by companies like Toyota (Toyota web site) and others.
Kenaf is also used by electronic companies such as NEC, Panasonic (NEC and Panasonic web sites) and others.

The Company intends to conduct a thorough market survey, with an emphasis on China which is the world's largest producer and the base for several major manufacturers incorporating Kenaf in their product.

For further information please contact:

Mr Ori Goore, CEO, Tel: 972(0)506335800

Email: dynamicapplicationscorp@gmail.com

PR Office: Financial Communication, Mr. Noam Yellin , Tel: 972(0)544246720

Forward-Looking Statements:

This press release contains forward looking statements, including those related to future plans and activities, which involve known and unknown risks and uncertainties, which together with other factors could cause actual results to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements.  Dynamic Application Corp. does not undertake an obligation to update forward looking statements.